WESBANCO BANK, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

DEPARTMENT / FUNCTIONAL AREA:	WESBANCO BANK INC

BOARD APPROVED:	AUGUST 25, 2016

UPDATED:	AUGUST 27, 2015

DEPARTMENT/INDIVIDUAL RESPONSIBLE	WSBC President & Chief Executive Officer;
FOR MAINTAINING / UPDATING POLICY:	Holding Company Administration

TABLE OF CONTENTS

		Page

TABLE OF CONTENTS		1

ETHICS STATEMENT		3

GENERAL		3

CONFIDENTIAL INFORMATION		3

EMPLOYEE CODE OF ETHICS – CONFLICTS OF INTEREST		4

1.	Acceptance of Fees, Remuneration, Gifts and Entertainment	4
2.	Borrowing from Clients or Suppliers	6
3.	Self-Dealing	6
4.	Investment in Companies that are Clients of the Bank	7
5.	Investment in Companies Supplying Goods or Services to the Bank	7
6.	Acceptance of Gifts, Legacies, Fiduciary Compensation and Fees for Personal Services	7
7.	Use of Employment Position or Authority	8

OUTSIDE ACTIVITIES		8

CANDIDACY FOR ELECTION TO PUBLIC OFFICE AND SERVICE AS A PUBLIC OFFICIAL		9

TIE-IN ARRANGEMENTS		9

BOARD OF DIRECTOR CODE OF ETHICS		10

1.	Theoretical Analysis	10
2.	Practical Application	11
3.	Specific Examples	11
4.	Lawyer as Director	13

UNLAWFUL OR QUESTIONABLE PAYMENTS AND PRACTICES		13

1.	Payments to Governmental Officials, Political Parties or Candidates	13
2.	Indirect Payments	1
3.	Accounting Standards	14
4.	Record-Keeping	15

ETHICS STATEMENT

GENERAL

Employees of Wesbanco and its affiliated entities (hereinafter collectively referred to as the “Bank”) are expected to adhere to high standards of ethical business conduct. Although no code of ethics can specify the appropriate moral conduct and business behavior for every person in every situation, this Code has been formulated to identify laws and regulations and establish the Bank’s guidelines and policies concerning some of the most common and sensitive business activities. It is expected that all employees will comply with the Code.

If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.

Those who violate the standards in this Code will be subject to disciplinary action. If you are in a situation which you believe may violate or lead to a violation of this Code, follow the compliance procedure described in this Code.

CONFIDENTIAL INFORMATION

As part of our job responsibilities, we often deal with confidential information concerning the affairs of the Bank and with personal and business information regarding clients and their financial relationship with the Bank. We may also encounter personal and business information concerning other employees. This information must be maintained in complete confidence and should only be discussed with other Bank employees who have a legitimate need to be aware of the information because of their own job duties. There may also be a need to discuss this information with outside legal counsel, bank regulatory agencies or others, but this should only be done if there is a legitimate business or legal need to do so. Under no circumstances should client information be revealed to family, friends or anyone else outside the Bank.

Computers and other advanced technology make it possible for us to obtain a wider range of information with greater ease. It is imperative for those who use computers or computer terminals to keep identification and access codes absolutely confidential and not to reveal them to anyone inside or outside of the Bank.

Sensitive financial information, such as monthly and quarterly earnings and information concerning the occurrence of significant events, must be kept confidential until made public by an appropriate press release or communication to shareholders.

EMPLOYEE CODE OF ETHICS – CONFLICTS OF INTEREST

It is the policy of the Bank that no employee, or a member of his or her immediate family, should have any position or interest which conflicts or might reasonably appear to conflict with the position or interest of the Bank.

 Officer Directors, who are not full-time employees of Bank, are covered under the Board of Directors Code of Ethics Section of this Policy.

Some illustrations of conflicts of interest and the Bank’s policies with respect thereto are:

1.	Acceptance of Fees, Remuneration, Gifts and Entertainment.

In 1996 Congress amended Section 215 of the United States Criminal Code, as follows:

Whoever –

(1)
Corruptly gives, offers or promises anything of value to any person, with intent to influence or reward an officer, director, employee, agent, or attorney of a financial institution in connection with any business or transaction of such institution; or

(2)
as an officer, director, employee, agent, or attorney of a financial institution, corruptly solicits or demands for the benefit of any person, or corruptly accepts or agrees to accept, anything of value from any person, intending to be influenced or rewarded in connection with any business or transaction of such institution.

shall be fined not more than $1,000,000 or three times the value of the thing given…whichever is greater, or imprisoned not more than 30 years, or both, but if the value of the thing given…does not exceed $1,000, shall be fined under this title or imprisoned not more than one year, or both.

The law does not apply to bona fide salaries, wages, fees, or other compensation paid or reimbursed, in the usual course of business.

It is clear from the law and it is the policy of the Bank that officers and employees are prohibited from:

(a)	Soliciting for themselves or for a third party anything of value from anyone in return for any business, service or confidential information of the Bank, and from

(b)	accepting anything of value from anyone in connection with the business of the Bank, either before or after a transaction is discussed or consummated.

According to issued guidelines, there are instances where an employee, without risk of corruption, may accept something from one doing or seeking to do business with the Bank. Some examples of these exceptions include:

(a)
the acceptance of gifts, gratuities, amenities or favors based on obvious family or personal relationships existing independent of any business of the financial institution where the circumstances make it clear that it is those relationships rather than the business of the Bank which are the motivating factor;

(b)
the acceptance of meals, refreshments, travel arrangements or accommodations, or entertainment, all of reasonable value and in the course of a meeting or other occasion the purpose of which is to hold bona fide business discussions, provided that the expenses would be paid for by the Bank as a reasonable business expense, if not paid for by another party. (It is recognized that in some high cost cities, reasonable business entertainment will involve more expense than in other cities. However, the basic guidelines enunciated here must be observed);

(c)	the acceptance of loans from other banks or financial institutions on customary terms to finance proper and usual activities of employees, such as home mortgage loans, except where prohibited by law;

(d)	the acceptance of advertising or promotional material of reasonable value, such as pens, pencils, note pads, key chains, calendars and similar items;

(e)	the acceptance of discounts or rebates on merchandise or services that do not exceed those available to other customers;

(f)	the acceptance of gifts of reasonable value that are related to commonly recognized events or occasions, such as a promotion, new job, wedding, retirement, Christmas or bar mitzvah.

(g)	the acceptance of civic, charitable, educational or religious organizational awards for recognition of service and accomplishment.

The Bank has defined a gratuity or gift to be of nominal value if it does not in any way influence the recipient, or suggest to others that the recipient might be influenced. In general, if a gift is valued at more than $250.00, it should be rejected. The Bank, however, recognizes that in certain circumstances, a gift of somewhat higher value may be reasonable and acceptable. If any employee is offered or receives anything of value beyond what is authorized above, he or she must report that fact to the President, and a written report of such disclosures will be maintained. The President will review the disclosure and determine whether the gift is reasonable and does not pose a threat to the integrity of the Bank.

Any questions on the above should be referred to the President.

2.	Borrowing from Clients or Suppliers.

Loans to employees from clients, suppliers or any other persons with whom contact is made in the course of business are prohibited unless extended by those who engage in lending in the usual course of their business, and then only in accordance with applicable laws and regulations and on terms offered to others under similar circumstances without special concessions as to interest rates, terms, security, repayment terms and other conditions.

3.	Self-Dealing.

Employees, whether acting individually through a business entity controlled by such person or a member of the immediate family of such person or in a fiduciary capacity, are prohibited from self-dealing or otherwise trading on their position with the Bank or accepting from one doing or seeking to do business with the Bank a business opportunity not available to other persons or that is made available because of their position with the Bank. Employees are not permitted to sell assets to, purchase assets from, or provide services, exclusive of employment, to the Bank unless the proposed transaction is to occur with the prior approval of the President of the Bank.

Employees must disclose to the President all potential conflicts of interest, including those in which they have been inadvertently placed due to either business or personal relationships with clients, suppliers, business associates, or competitors of the Bank. Employees should communicate these conflicts when identified.

4.	Investment in Companies that Are Clients of the Bank.

To insure that the interests of the Bank are objectively maintained, employees responsible for a relationship with a particular client must not invest in the equity of that client or any subsidiary or affiliate thereof. This rule will not apply to purchases by employees of the stock of publicly traded corporations, provided that:

(a)	The stock is listed on a national or regional stock exchange reported in “Nasdaq” quotations;

(b)	The employees’ ownership interest in the company, including any interest owned by a member of the employee’s immediate family, does not exceed 1% of the outstanding capital stock of such company; and

(c)
No employee may request or accept an allocation of stock in a new issue from any dealer or other person if the stock is in a company, which has a relationship (other than merely a deposit relationship) with the Bank.

5.	Investment in Companies Supplying Goods or Services to the Bank.

Such investments must be avoided by employees with the power or authority to direct purchases of goods or services from a particular vendor or supplier, except publicly traded companies, and then in accordance with 4(a)-(c) above. The President and/or Board of Directors may grant exceptions to this policy.

6.	Acceptance of Gifts, Legacies, Fiduciary Compensation and Fees for Personal Services.

(a)
Employees and their immediate families are not permitted to accept an inheritance from a client of the Bank or a person with whom a relationship was established through the Bank, or serve as an executor, trustee or guardian of an estate except when established by a close relative. If an employee has advance knowledge that a client intends to make a specific bequest in his or her favor, every effort should be made to discourage the client from making such a gift and the matter should immediately be brought to the attention of the President; and

(b)
Any employee representing the Bank in a fiduciary capacity must act in the primary interest of the account and must not personally benefit from privileged information secured by virtue of the corporate fiduciary relationship. When an employee represents the Bank, as fiduciary, on the board of directors of a company, all fees must be declined.

7. Use of Employment Position or Authority.

No employee should act on behalf of the Bank in connection with a member of his or immediate family or with a company or organization with which the employee or member of his or her immediate family is associated or has an interest.

Assets of the Bank, such as automobiles, equipment and supplies provided for business purposes, should not be used for personal benefit. Incidental use of Bank property for personal use is considered acceptable. By way of example, it is considered acceptable for an employee to use a Bank provided cell phone for personal use when necessary. Similarly, no employee, particularly those with executive or supervisory authority, should use or request the use of the time or expertise of other employees for his or her personal benefit, unless such use is part of a benefit package for such employee and is treated in the manner required by the Securities and Exchange Commission and the Internal Revenue Service.

OUTSIDE ACTIVITIES

Management of the Bank encourages employees to participate in worthy professional, social, religious, educational, civic and charitable activities. Such activities, however, should not be allowed to impair an individual’s ability to meet his or her responsibilities to the Bank.

An employee who desires to serve as an officer or director of an outside organization other than a professional, social, religious, educational, civic or charitable entity, must obtain the approval of their department head prior to the acceptance of such position or the receipt of any fee in connection therewith. Employees who serve as an officer or director of an outside organization as part of the performance of their official duties at the Bank or at the request of the Bank will be covered by the Bank’s director and officer liability insurance. In most cases, it is inadvisable for an employee to act as an officer or director of a business entity which is a present or prospective client of the Bank, since the interests of the Bank may be in conflict with his or her interests as an individual in his or her capacity as an officer or director of such an organization.

An employee’s department head must approve any outside employment. It is expected that personnel will not engage in outside employment, which can reasonably be expected to prevent the satisfactory fulfillment of his or her responsibilities to the Bank. Outside employment with a competitor is not permitted.

CANDIDACY FOR ELECTION TO PUBLIC OFFICE AND SERVICE AS A PUBLIC OFFICIAL

The Bank encourages employees to participate in the political process at every level, including voting, supporting candidates, expressing political views and when there is not conflict with their job responsibilities or the legal responsibilities of the Bank, serving as a public official. The employee must obtain the approval of their department head before accepting the appointment to, or filing as a candidate for, public office.

It should be recognized that the employee should not consider such public service, nor does the Bank consider it to be, for the benefit of the Bank. An employee serving as an individual in a public office must represent the interests of the constituency whom he or she serves, and must not consider the interest of the Bank in any decision. For these reasons, an employee cannot be reimbursed by the Bank for legal or any other expenses incurred in seeking election to or holding public office and will not be covered under the director and officer liability insurance coverage maintained by the Bank, since such activities cannot be considered as “performance of official duties” at the Bank or an outside affiliation held at the request of the Bank.

West Virginia law prohibits any corporation from paying directly or indirectly toward the expenses of a candidate in a primary or general election. Such provisions prevent the Bank from paying wages or salaries to a candidate who, during his or her working hours, engages in any activity relating to his or her election in a primary or general campaign. Any election activity by the employee during working hours could give rise to a charge of violation of the West Virginia Election Code. Therefore, every employee who requests permission to be a candidate for election to any public office should agree in writing that he or she will not engage in any activity which relates to such candidacy during assigned working hours. The employee’s Department Head should monitor compliance with such agreement.

TIE-IN ARRANGEMENTS

In addition to general statutory provisions prohibiting the restraint of trade and monopolistic practices, bank holding companies and banks are subject to additional provisions, which prohibit tie-in arrangements. In general, a tie-in arrangement involves conditioning the availability or price of a particular product or service on the client’s agreement to obtain some other product or service from the Bank or refrain from dealing with a competitor of the Bank. No employee may offer to extend credit, lease or sell property of any kind, or furnish any product or service, or fix or vary the consideration for any of the foregoing, on the condition or requirement that:

(a)	The client or prospect obtain some additional credit, property, product or service for the Bank.

(b)	The client or prospect provide some additional credit, property, product or service to the Bank; or

(c)	The client or prospect not obtain some other credit, property, or service from a competitor of the Bank.

In order to allow the Bank and its clients to negotiate the price for various products and services provided by the Bank on the basis of an entire relationship, Congress has granted limited exemptions from the operation of the foregoing paragraph, which are intended to permit traditional pricing arrangements, such as compensating balances, and facilitate reasonable and necessary arrangements intended to assure the soundness of credit.

BOARD OF DIRECTOR CODE OF ETHICS

This Policy Statement is designed to be used by individual members of the Board of Directors of the Bank in determining how to fulfill his or her duty as a director in situations in which there may be a real or perceived conflict of interest. Among other duties, a director of a bank should direct potential customers to the Bank and should participate as fully as is possible in board discussions. Conversely, if a director has an interest in a loan or contract for which board approval is required, he or she should remove himself or herself from the decision-making process. This statement is designed to give directors guidance when these duties come into conflict with one another.

This Policy Statement will be divided into two sections: First, a discussion of the underlying theories; second, a practical application of those theories. Further, this Policy Statement will separately address the special ethical issues confronted by a director-lawyer when issues involving his or her clients are being discussed.

1.	Theoretical Analysis.

A director of the Bank has three basic duties:

(a)	The duty of care,
(b)	The duty of loyalty, and
(c)	The duty of candor.

Duty of Care. In the context of participating in a board decision, the duty of care is essentially a duty of reasonable due diligence. That is, each director must have done what a reasonable person would do to become familiar with the facts prior to making a decision. In becoming familiar with the facts relevant to making a particular decision, a director is entitled to rely on reports of Bank personnel, as well as reports made available to the Bank by outside professionals such as accountants, consultants or lawyers.

Duty of Loyalty. In the context of participating in a board decision, the duty of loyalty means that in making a decision, the interest of the bank must be paramount.

Duty of Candor. The duty of candor in the context of board discussions is the duty to disclose potential conflict relationships. This does not mean, however, that each director must constantly review his or her companies’ customer/client list. Rather, the director should be aware of and disclose customer/client relationships to the extent he or she is aware of them, if that client or customer is being reviewed for a loan or a contract.

2.	Practical Application.

Disclosure. Regardless of whether or not a director ultimately decides to fully participate in the board discussion and subsequent vote or, in the alternative, remove himself or herself, the director must disclose to the board any direct or indirect (actual or probable) relationship known to the director that the director or his or her affiliates has with the entity under discussion. By definition, if the director does not know of any such relationship at the time the decision is being made, the fact that such a relationship in fact did exist cannot have influenced any decision the director made.

Participation in Discussion. Once the relationship with the entity under discussion is disclosed, the director has three options. First, if the relationship is immaterial or insubstantial and will not affect the director’s duty of loyalty, the director may fully participate in the discussion and vote on the issue.

Second, if there is a significant relationship between the director and the entity under discussion, but the director has information, which the director is permitted to disclose and which would be useful to the Bank in making its decision, the director, after disclosure of the relationship, should convey the relevant information to the Bank. Thereafter, the director should immediately excuse himself or herself from the meeting, and take no further role in either the Board discussion or any vote taken by the Board.

Third, if the director is directly involved in the loan or contract under discussion, he or she should immediately excuse himself or herself from the meeting, and take no part in either the Board discussion or the vote. All relevant information regarding the proposed borrower or contract party should be presented to the Board by a Bank officer.

3.	Specific Examples:

The following are situations in which a Director has a clear, direct benefit, and should, therefore, immediately excuse himself or herself from the meeting, and take no part whatsoever in either the Board discussion or the board vote:

(a)	loan to or contract with the director;
(b)	loan to or contact with a member of the director’s family;
(c)	loan to or contract with the director’s primary business; and
(d)	loan to or contract with an entity which is an affiliate of the director.

The following are situations in which the director would have a material, but not direct, interest in the outcome. In these situations, at the beginning of the discussion, the director should share with the Board any relevant information regarding the issue under discussion, and answer any questions posed. Immediately thereafter, the director should either abstain from the vote, or in situations where confidential information or relationships would be impacted, should excuse himself or herself from the meeting, and take no further part in the Board discussion or the board vote:

(a)
the entity under discussion is a client of the director, or has the real and immediate probability of becoming a client of the director (i.e., there is a specific, actual or highly likely client relationship with the director as opposed to simply being a client of the director’s business); and

(b)
the entity under the discussion is a client of the director’s business responsible for more than 5% of net income of the director’s business, or has the real and immediate probability of becoming a customer responsible for more than 5% of the business’s net income.

(c)	the entity under discussion is not publicly traded, and the director has a passive ownership interest not sufficient to make the entity an affiliate of the director.

The following are situations in which, while the duty of candor would require disclosure of the immaterial nature of the relationship, the director in question should be free to fully participate in the Board discussion and participate in the Board vote:

(a)	Any individual or entity the director introduced to the bank is seeking a loan from or contract with the Bank;

(b)	The individual or entity seeking the loan or contract has a client or customer relationship with the director’s business, but is below the threshold described above.

(c)	The individual or principal of the entity seeking the loan or contract is a social contact or a distant family member of the director.

4.	Lawyer as Director.

If the director in question is a lawyer, and the individual or entity in question is a client of the director or of the director’s law firm, conflicting duties of loyalty arise which cannot be resolved. As mentioned earlier, the duty of loyalty requires that the director’s paramount loyalty be to the Bank. A lawyer (or a lawyer’s law firm) shall not represent a client if the representation of that client may be materially limited by the lawyer’s responsibility to another person, unless:

(a)	The lawyer reasonably believes the representation will not be adversely affected; and

(b)	The client consents with full disclosure and consultation.

Under these circumstances, it is virtually impossible for a lawyer director to simultaneously satisfy his conflicting obligations. He or she should disclose the client relationship, and abstain from voting on the matter involving the client relationship, or under appropriate circumstances involving confidential information, excuse himself or herself from the meeting.

UNLAWFUL OR QUESTIONABLE PAYMENTS AND PRACTICES

No unlawful or questionable payments will be made by or on behalf of the Bank, and the books and records of the Bank will properly and accurately reflect all payments and transactions.

The following topics relate to specific types of payments, which may be considered unlawful or contrary to Bank policies.

1.	Payments to Government Officials, Political Parties or Candidates.

The Bank and its directors and employees are prohibited from making payments and from giving articles of value to an officer, employee or agent of government (local, state or federal) for the purpose of:

(a)	Influencing the officer, employee or agent to act in his official capacity;

(b)	Influencing the officer, employee or agent not to act in his official capacity; or

(c)	Otherwise affecting any governmental action.

Any relations with an officer, employee or agent of a foreign government must be in full compliance with the requirements of The Foreign Corrupt Practices Act of 1977 and all laws of the applicable foreign country. In addition, no payment or article of value shall be made or given by the Bank to any political party, candidate for public office in respect to his candidacy, or any committee or group formed for the purpose of supporting such party or candidate. Contributions paid solely from the funds or assets of individual employees to political parties, candidates or lawfully established and maintained political action committees are not affected by this policy.

2.	Indirect Payments.

Payments or other acts prohibited by this Code are prohibited whether accomplished directly or indirectly. Examples of prohibited indirect payments are:

(a)	Payments made with the understanding, expressed or implied, that they will be used for prohibited purposes;

(b)	payments to third parties for the benefit of a prohibited recipient; and

(c)
payments where a person making or authorizing a payment knew or reasonably should have known under all of the circumstances that the payment was made for a purpose prohibited by this Code or that the payment was made to, or for the benefit of, a prohibited recipient. The offer, promise, or authorization of a payment (or act) prohibited by this Code is also prohibited.

3.	Accounting Standards.

(a)
No transaction shall be effected, and no payment shall be made, on behalf of the Bank with the intention or understanding that the transaction or payment is other than as described in the documentation evidencing the transaction or supporting the payment;

(b)	No unrecorded fund or asset of the Bank shall be established or maintained for any reason whatsoever;

(c)	The use of the funds of the Bank for any purpose which would be in violation of any applicable law or regulation or which would be improper is prohibited;

(d)	no false or artificial or misleading entries on the books and records of the Bank shall be made for any reason whatsoever; and

(e)	Compliance with generally accepted accounting principles is required of the Bank.

4.	Record-Keeping.

The Bank requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported.

Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or your controller. Rules and guidelines are available from the Accounting Department.

All of the Bank’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Bank’s transactions and must conform both to applicable legal requirements and to the Bank’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Bank’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult the Bank’s general counsel.

DISCRIMINATION AND HARASSMENT

The diversity of the Bank’s employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

INSIDER TRADING POLICY

 It is the policy of the Bank that no director, officer or other employee of the Bank who is aware of material nonpublic information relating to the Bank may, directly or through family members or other persons or entities, (a) buy or sell securities of the Bank (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1), or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside the Bank, including family and friends. In addition, it is the policy of the Bank that no director, officer or other employee of the Bank who, in the course of working for the Bank, learns of material nonpublic information about a company with which the Bank does business, including a customer or supplier of the Bank, may trade in that company’s securities until the information becomes public or is no longer material.

This Policy Statement is a part of the Bank’s Insider Trading and Reporting Policy which is a comprehensive treatment of this area and reference to such policy is hereby made for a more detailed description of the policy and the procedures required by the policy.

HEALTH AND SAFETY

The Bank strives to provide each employee with a safe and healthful work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

Any waiver of this Code for executive officers or directors may be made only by the Board or a Board committee and will be promptly disclosed as required by law or stock exchange regulation.

REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. It is the policy of the Bank not to allow retaliation for the reports of misconduct by others made in good faith by employees. Employees are expected to cooperate in internal investigations of misconduct.

COMPLIANCE PROCEDURES

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

•
Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

•
Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

•
Seek help from Bank resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it locally with your office manager or your Human Resources Manager. If that also is not appropriate call the Bank President or its general counsel directly.

•
You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Bank does not permit retaliation of any kind against employees for good faith reports of ethical violations.

•	Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

CLARIFICATION OF CODE

Whenever there is any doubt as to the application of this Code to a particular situation, employees are urged to refer the matter to the President.

AMENDMENTS

This Code may be amended or changed from time to time by the Board of Directors of the Bank.